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Exhibit 99-Press Release of Amistar Corporation dated August 4, 2004, reporting
Amistar's financial results for the second quarter 2004.

AMISTAR REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, August 4, 2004 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three and six months ended June 30, 2004.

Net sales for the three months ended June 30, 2004 were $2,260,000 compared to $2,652,000 for the same quarter in 2003. Net sales for the six months ended June 30, 2004 were $5,316,000 compared to $5,421,000 for the same period in 2003.

There was a net loss for the three months ended June 30, 2004 of $743,000 or $0.24 per share compared to a net loss of $79,000 or $0.03 per share in the second quarter of 2003. There was a net loss for the six months ended June 30, 2004 of $1,094,000 or $0.36 per share compared to a net loss of $225,000 or $0.07 per share in the same period in 2003.

The loss in the current quarter was due primarily to start-up and machine development costs incurred by the Company's new subsidiary Distributed Delivery Networks Corporation ("ddn"), reduced gross margins resulting from a 26% decline in AMS division sales, lower sales from DataPlace(R) machines and lower margins earned on custom factory automation sales compared to the second quarter of 2003.

During the quarter ended June 30, 2004, ddn incurred $386,000 in marketing, administrative, and machine development costs.

Commenting on the results, Stuart Baker said, "The second quarter 2004 results were disappointing and further confirm the Company's strategic decision to pursue new markets with new innovative products. During the second quarter of 2004, the Company formed a new subsidiary, ddn, which initially will distribute a point-of-sale machine to retail pharmacies for dispensing finished prescriptions. During the current quarter, ddn achieved some important milestones. These milestones included attendance and the introduction of the APM(TM) machine prototype at the June National Association of Chain Drug Stores trade show".

        Condensed Consolidated Statements of Operations

                                            Three Months Ended             Six Months Ended
                                                 June 30,                      June 30,
                                            2004          2003            2004           2003
                                        ---------------------------   ---------------------------
Net Sales                               $ 2,260,000    $ 2,652,000    $ 5,316,000    $ 5,421,000
Cost of Sales                             2,022,000      2,135,000      4,549,000      4,366,000
                                        ------------   ------------   ------------   ------------
Gross Profit                                238,000        517,000        767,000      1,055,000
Operating Expenses                          978,000        591,000      1,857,000      1,271,000
                                        ------------   ------------   ------------   ------------
Operating Loss                             (740,000)       (74,000)    (1,090,000)      (216,000)
Other Income  (Expense)                      (3,000)        (4,000)        (3,000)        (7,000)
                                        ------------   ------------   ------------   ------------
Loss Before Income Taxes                   (743,000)       (78,000)    (1,093,000)      (223,000)
Income Taxes                                     --          1,000          1,000          2,000
                                        ------------   ------------   ------------   ------------
Net Loss                                $  (743,000)   $   (79,000)   $(1,094,000)   $  (225,000)
                                        ============   ============   ============   ============

Loss Per Common Share-
   Basic and Diluted                    $     (0.24)   $     (0.03)   $     (0.36)   $     (0.07)
                                        ============   ============   ============   ============

Shares Used In Per Share Calculation-
   Basic and Diluted                      3,081,732      3,081,074      3,081,223      3,081,886
                                        ============   ============   ============   ============



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Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10-K. Actual results may differ materially from anticipated results.

Amistar Corporation provides industrial automation solutions and contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products. Through its subsidiary, ddn Corporation, the Company provides automated point-of-sale machines that control the dispensing of securely stored items such as consumer products, developed photographs, medications and finished prescriptions to retail customers.

Additional information about Amistar is available at www.amistar.com and ddn Corporation at www.ddncorp.com



Contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-1700
GREGL@amistar.com